Exhibit 99.1

Unaudited Pro Forma Combined Condensed Financial Information

On December 21, 2004, Terra Industries Inc. (Terra) acquired all of the outstanding shares of Mississippi Chemical (MCC). MCC and certain of its subsidiaries had filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code in May 2003. MCC emerged from Chapter 11 with its acquisition by Terra.

The following unaudited pro forma combined condensed financial information give effect to the merger of MCC with and into a wholly owned subsidiary of Terra, using the purchase method of accounting, as prescribed by Statement on Financial Accounting Standards No. 141, Business Combinations, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial information should be read in conjunction with the audited and unaudited consolidated financial statements of Terra and MCC filed with the United States Securities and Exchange Commission (“SEC”) on Forms 10-K and 10-Q.

The unaudited pro forma combined condensed statement of operations gives effect to the merger as if it had occurred on January 1, 2004. Terra’s fiscal year ended on December 31, 2004 and MCC’s fiscal year ended on June 30, 2004. The unaudited pro forma combined condensed statement of operations for the twelve months ended December 31, 2004 combine the historical consolidated statement of operations of Terra with the recasted, unaudited consolidated statement of operations of MCC for the twelve-month period ended December 31, 2004.

The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and assumptions that the management of Terra believes are reasonable and may be revised at a later date. The unaudited pro forma combined condensed statement of operations are presented for illustrative purposes only and do not purport to be indicative of the operating results that would have actually occurred if the merger had been in effect on the date indicated, nor is it necessarily indicative of future operating results of the merged companies. The unaudited pro forma combined condensed statement of operations does not give effect to any potential cost savings or other operating efficiencies that Terra expects to result from the transaction.

Terra Industries Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2004

(in 000s except per share amounts)

	Terra Industries Inc.(1)	Mississippi Chemical Corporation(2)	Pro-Forma Adjustments(3)		Combined
REVENUES
Revenues, net	$1,509,110	$360,847	$16,996	B	$1,886,953

COSTS AND EXPENSES
Cost of sales	1,348,077	297,054	21,044	A,B	1,666,175
Selling, general and administrative expense	44,190	15,142	—		59,332
Recovery of product claim costs	(17,903)	—	—		(17,903)
Other	—	2,304	(2,304)	B	—

Income (loss) from operations	134,746	46,347	(1,744)		179,349
Interest income	3,307	—	—		3,307
Interest expense	(53,134)	(23,924)	4,419	C	(72,639)
Other income	—	2,440	(2,696	) B	(256)
Loss on early reteirment of debt	(11,116)	—	—		(11,116)
Minority interest	(11,207)	—	—		(11,207)

Income (loss) from continuing operations before income taxes and reorganization expense	62,596	24,863	(21)		87,438
Reorganization expense	—	(63,317)	—		(63,317)
Income tax (provision) benefit	5,000	(4,984)	8	D	24

Income (loss) from continuing operations	$67,596	$(43,438)	(13)		$24,145

Basic income (loss) from continuing operations per share	$0.87				$0.25

Diluted income (loss) from continuing operations per share	$0.85				$0.24

Weighted average shares used in computing per share amounts
Basic	76,478		14,583	E	91,061

Diluted	79,859		14,583	E	94,442

See accompanying schedules for footnotes and explanation of pro forma adjustments.

Terra Industries Inc.

Notes to Unaudited Pro Form Condensed Combined Financial Statements

(amounts in thousands except per share data)

On December 21, 2004, Terra Industries Inc. (Terra) acquired all of the issued and outstanding shares of common stock of Mississippi Chemical Corporation (MCC) in a transaction to be accounted for as a purchase business combination. The assets acquired and liabilities assumed will be assigned a portion of the purchase price equal to their respective fair market values at the date of acquisition.

Components of the estimated purchase consideration

The pro forma financial information reflects Terra’s acquisition of the assets and liabilities of MCC for consideration valued, as of December 21, 2004, of approximately $210.6 million. The description of the components of the estimated purchase price is as follows:

Terra common stock issued to holders of MCC common stock and unsecured debt	$135,750
Terra preferred stock issued to holders of unsecured debt	17,269
Repayment of secured creditors, senior claims and transaction costs	57,580

$210,599

In connection with the acquisition, Terra issued 250,000 and 14,750,000 shares of common stock to holders of MCC common stock and unsecured debt, respectively.

Additionally, Terra issued preferred stock to holders of MCC’s unsecured debt.

Purchase price allocation

The following represents the preliminary allocation of the estimated purchase price to the acquired assets and assumed liabilities of MCC as of December 21, 2004:

Working capital, including cash acquired	$60,109
Property, plant, and equipment and other long-term assets	353,378
Non-current liabilities	(202,888)

Purchase price	$210,599

At December 31, 2004, the purchase price exceeded the historical cost of the net assets acquired by $137.7 million. This amount has been preliminarily allocated to property, plant and equipment and other long-term assets.

The unaudited pro forma financial statements are based upon the following:

1.	The historical consolidated financial statements of Terra.

2.	The historical consolidated financial statements of Mississippi Chemical Corporation recast to reflect the discontinued operations of the Phosphate, Potash and Melamine businesses.

3.	The pro forma statement of operations adjustments are as follows:

A.	To provide for depreciation and amortization of the fair value assigned to all identifiable tangible and intangible assets.

For the twelve months ended December 31, 2004
Historical MCC depreciation and amortization	$11,824
Pro forma expense	16,035

Pro forma adjustment	$4,211

Terra expects to depreciate the acquired depreciable assets over 15 years.

B.	Adjustments and reclassifications to conform statement of operations classifications:

For the twelve months ended December 31, 2004
Shipping costs included net in revenues	$14,300

Terra records gains of the sale of operating properties as a reduction of operating expenses. MCC has historically classified this amount as a component of other income.

Income earned from terminal	$2,696

Terra records income from terminals as revenue. MCC has historically classified this amount as a component of other income.

Adjustment for the impact of deferring turnaround costs	$229

Idle facility charges—reclassification from other costs and expenses to cost of sales	$2,304

Terra capitalizes major maintenance and turnaround costs and amortizes the expense over the following 24 months, whereas MCC expensed such costs as incurred. Terra includes such amounts in cost of sales.

The table below summarizes the adjustments made to Revenues and Cost of sales.

For the twelve months ended December 31, 2004
REVENUES
Recognition of shipping costs	$14,300
Income earned from terminal	2,696

$16,996

COST OF SALES
Recognition of shipping costs	$14,300
Idle capacity and other costs	2,304
Accounting for turnaround costs	229
Increased depreciation and amortization charges (Adjustment 3.A)	4,211

$21,044

C.	Adjust interest expense relating to the rollover of MCC’s debtor in possession term loan to Terra’s rate for the amended loan. MCC’s loan bears interest at the prime commercial rate plus 4% as well as an additional monthly in-kind interest at 9% per annum. Upon closing, Terra will rollover $125 million of the loan, and repay the balance. The amended debt will bear interest at a variable rate, which is currently 13.76% per annum. The 13.76% effective rate is composed of a variable coupon rate, currently 9.56% and the amortization of debt discounts of 4.2%.

For the twelve months ended December 31, 2004
MCC historical interest expense	$(23,922)
Interest expense on amended loan	(19,503)

$4,419

D.	Change in income tax expense/benefit as a result of pro forma adjustments which affect taxable income.

E.	The pro forma weighted average shares outstanding for the twelve months ended December 31, 2004 are as follows:

For the twelve months ended December 31, 2004
Basic:
Historical shares outstanding	76,478
Common stock issued	14,583

91,061

Diluted:
Historical shares outstanding	79,859

Common stock issued	14,583

94,442

The pro forma weighted average shares outstanding exclude the impact of the convertible preferred stock as it is anti-dilutive for the twelve months ended December 31, 2004.